As filed with the Securities and Exchange Commission on September 12, 2006                                  Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OLD SECOND BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	36-3143493
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

37 South River Street

Aurora, Illinois 60506-4172

 (Address of principal executive offices)

Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust

(Full title of the plan)

William B. Skoglund

President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60506-4172

(Name and address of agent for service)

(630) 892-0202

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Common Stock, $1.00 Par Value	200,000 shares	$29.98	$5,996,000	$641.58

(1)          Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.

(2)          Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.  Preferred stock purchase rights will be distributed without charge with respect to each share of the Registrant’s Common Stock registered hereby.

(3)          Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the closing price for the Registrant’s common stock as reported on the Nasdaq Global Select Market on September 6, 2006.

EXPLANATORY NOTE

Old Second Bancorp, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 registering shares of its common stock, $0.01 par value (“Common Stock”), and related participation interests to be issued pursuant to the Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust (the “Plan”).  This Registration Statement on Form S-8 is filed by the Company for the purpose of increasing the number of shares of Common Stock for which a Registration Statement on Form S-8 of the Company relating to the Plan is effective.  This Registration Statement on Form S-8 relates to 200,000 shares of Common Stock, issuable pursuant to the Plan.

Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference the Registration Statement on Form S-8, including exhibits, previously filed by the Registrant with the Securities and Exchange Commission on June 9, 2000 (File No. 33-38914), in connection with the Plan.

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by Old Second Bancorp, Inc. (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement:

(a)                                       The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)                                      All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the last fiscal year;

(c)                                       The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2005; and

(d)                                      The description of the Company’s Common Stock included in the Company’s Amendment No. 1 to the Form S-14 Registration Statement filed with the Commission on January 22, 1982 (File No. 2-75587) and the description of preferred share purchase rights included in the Company’s Form 8-A filed with the Commission on September 20, 2002 (File No. 0-10537)

All documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.                Description of Securities.

Not Applicable.

Item 5.                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation.  With limitations, this provision eliminates the personal liability of directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to the company and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the DGCL (“Section 174”).  Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.  While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care.  The limitations in this provision have no effect on claims arising under the federal securities laws.

In accordance with the Delaware General Corporation Law, Article VIII of the Company’s Certificate of Incorporation provides as follows:

The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 8.8 of the Company’s Bylaws further provides as follows:

(a)                                  Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)                                 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Court of Chancery of the state of incorporation or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the state of incorporation or such other court shall deem proper.

(c)                                  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claims, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)                                 Any indemnification under paragraph (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b).  Such determination shall be made:

(1)                                  By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(2)                                  If such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)                                  By the stockholders.

(e)                                  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this paragraph.

(f)                                    The indemnification provided by this Section 8.8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company also carries Directors’ and Officers’ liability insurance in the amount of $10.0 million.

Item 7.                Exemption from Registration Claimed.

Not Applicable.

Item 8.                       Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

The Company has received a determination letter from the Internal Revenue Service that the Plan is qualified pursuant to Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.                       Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunder duly authorized, in the City of Aurora, State of Illinois, on September 12, 2006.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
President and Chief Executive Officer

By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints William B. Skoglund, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on September 12, 2006.

Signature	Title

/s/ William B. Skoglund	Chairman of the Board, Director, President
William B. Skoglund	and Chief Executive Officer

/s/ J. Douglas Cheatham	Director, Senior Vice President and Chief
J. Douglas Cheatham	Financial Officer

/s/ James Eccher	Director, President of The Old Second
James Eccher	National Bank of Aurora

/s/ Edward Bonifas	Director
Edward Bonifas

/s/ Marvin Fagel	Director
Marvin Fagel

/s/ Barry Finn	Director
Barry Finn

/s/ William Kane	Director
William Kane

/s/ Kenneth Lindgren	Director
Kenneth Lindgren

/s/ Jesse Maberry	Director
Jesse Maberry

/s/ William Mayer	Director
William Mayer

/s/ D. Chet McKee	Director
D. Chet McKee

/s/ Gerald Palmer	Director
Gerald Palmer

/s/ James Carl Schmitz	Director
James Carl Schmitz

OLD SECOND BANCORP, INC.

EXHIBIT INDEX

TO POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description	Incorporated Herein by Reference to	Filed Herewith
5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP		☒

23.1	Consent of Ernst & Young LLP		☒

23.2	Consent of Altschuler, Melvoin and Glasser LLP		☒

23.2	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP		Included in Exhibit 5.1

24.1	Power of Attorney		Included on the Signature Page to this Registration Statement